SECOND ARTICLES OF AMENDMENT TO THE

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                              WINTER SPORTS, INC.


     Pursuant to the provisions of the Montana Business Corporation Act, the undersigned corporation adopts the following Second Articles of Amendment to the Restated Articles of Incorporation of WINTER SPORTS, INC.:



                                   ARTICLE I

     The name of the corporation is `WINTER SPORTS, INC.''

                                   ARTICLE II

     The following amendment to the Restated Articles of Incorporation was adopted by the shareholders and directors of the corporation on the 13th day of October, 1998, in the manner prescribed by the Business Corporation Act:

          1.   Article III, Section I is hereby repealed.
          2.   Article IX is hereby adopted, to read as follows:


                                   ARTICLE IX

     A. To the fullest extent permitted by applicable law, the corporation shall indemnify any director, officer or employee who is made a party to any legal, regulatory or other proceeding because he or she is or was a director, officer or employee of the corporation.

     B. No director shall be liable to the corporation or its shareholders for any actions taken or any failure to take any action, as a director, except liability for:

          (1) the amount of a financial benefit received by a director to which the director is not entitled;

          (2) an intentional infliction of harm on the corporation or the shareholders;

          (3)  a violation of MCA 35-1-713; and

          (4)  an intentional violation of criminal law.

     C. No officer shall be liable to the corporation or its shareholders if the officer acts:

          (1)  in good faith

          (2) with the care an ordinary prudent person in a similar position would exercise under similar circumstances; and

          (3) in a manner the officer reasonably believes to be in the best interests of the corporation.

                                  ARTICLE III

     The number of shares of the corporation issued and outstanding at the time of such adoption was 1,008,368 shares of common stock. The preferred shares previously outstanding have been redeemed and are no longer outstanding. The number of shares entitled to vote thereon was 1,008,368. The number of shares represented at the meeting of shareholders on October 13, 1998, was 850,748. A proper quorum was present at the meeting.

                                   ARTICLE IV

     The number of shares voted for such amendment was 795,120; the number of shares voted against such amendment was 12,744; and the number of shares abstaining was 42,884. The number of votes cast in favor of the amendment was sufficient for approval of the amendment.

                                   ARTICLE V

     The amendment does not provide for any exchange, reclassification or cancellation of issued shares, and does not affect the amount of stated capital.

     DATED this 27th day of October, 1998


                                   WINTER SPORTS, INC.


                                   By: /s/ Michael J. Collins
                                       Its: President


                                   Attest By: /s/ Sandra K. Unger
                                              Its:  Secretary